Exhibit 99.1

GMS ANNOUNCES LEADERSHIP SUCCESSION PLAN

—G. Michael Callahan, Jr. to Retire, Effective August 2, 2019—

—John C. Turner, Jr. Appointed President—

TUCKER, Ga. — April 3, 2019 — GMS Inc. (NYSE: GMS), a leading North American specialty distributor of interior building products, today announced that Mike Callahan, President and Chief Executive Officer, has informed the Board of Directors of his decision to retire effective August 2, 2019. In addition, the Board has appointed John C. Turner, Jr. as President, effective May 1, 2019. Mr. Turner will assume the role of Chief Executive Officer at the time of Mr. Callahan’s retirement.

Mr. Turner will join GMS from Dal-Tile Corporation, a subsidiary of Mohawk Industries, Inc., where he currently serves as President, a position he has held since January 2012. Mr. Turner brings to GMS almost 30 years of industry experience and a broad range of expertise in operations, sales, customer service, distribution and logistics as well as strategic planning and M&A.

Richard K. Mueller, Chairman of the Board and Co-Founder, said “Mike’s planned retirement caps a truly remarkable career, and on behalf of the Board and everyone at GMS, I want to thank him for his invaluable contributions and dedication to the Company over the last 26 years. Under his guidance and stewardship, GMS has transformed into the public company it is today and one that is strongly positioned for continued growth. Mike has always fostered the entrepreneurial culture which has been a core value of GMS since its founding in 1971, empowering dedicated employees and an experienced leadership team to drive superior execution. We wish Mike all the best in his well-deserved retirement.”

Mr. Callahan said, “After a 26-year career at GMS, I am confident that now is the right time to transition the Company to its next generation of leadership. Working alongside all of our talented associates has been my great privilege and the highlight of my career. I am extremely proud that together we have built the number one North American specialty distributor of interior building products. While there is always more work to be done, I know that GMS has the right team in place to reach even greater heights. I am committed and look forward to continuing to lead GMS for the next several months while working closely with John to ensure a smooth transition.”

Mr. Mueller continued, “We are fortunate to have found a leader like John to join GMS as the Company works to capitalize on the growth opportunities in our large, diverse end markets and to continue to differentiate its service model as the premier service provider in the industry. The CEO succession announced today follows rigorous planning by the Board, and we are confident that John will become intimately involved with all aspects of GMS in the coming months as President and will seamlessly transition to the CEO role this summer.”

Mr. Turner said, “I am excited to join GMS as President and honored to succeed Mike as the Company’s next CEO. I have long admired GMS for its strong market position, the strength of its national network coupled with local expertise and teams focused on superior service delivery. I look forward to working with the GMS Board and management team, and further strengthening our customer and supplier partnerships as well as our value proposition to advance the Company’s next phase of growth and success.”

About John C. Turner

John C. Turner has been the President of Dal-Tile Corporation, a subsidiary of Mohawk Industries, Inc. since January 2012. As President, Mr. Turner has had complete P&L responsibility for the company’s tile, stone and countertop business across the Americas with more than $2.5 billion in annual revenue. Prior to his role as President, Mr. Turner held a number of leadership roles at Dal-Tile, where he began his career in 1990. He served as Chief Operating Officer from 2011 to 2012 and Senior Vice President of Operations from 2008 to 2011, where he had full responsibility for Dal-Tile’s Sales, Marketing, Manufacturing, Logistics, and Research &

Development organizations. From 2005 to 2008, Mr. Turner served as Senior Vice President of Sales for the Store Channel. Prior to 2005, he held a variety of roles in operations, logistics and supply chain and customer service.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 245 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

For more information about GMS, please visit www.gms.com.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Forward-looking statements involve risks and uncertainties, including those factors described in the “Risk Factors” section in our filings with the SEC. We undertake no obligation to update any of the forward looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise.

Investors:

Leslie H. Kratcoski

ir@gms.com

770-723-3306

Media:

James Golden / Leigh Parrish / Jeffrey Kauth

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449